EXHIBIT 5

               [Watkins Ludlam Winter & Stennis, P.A. Letterhead]





                                February 10, 2000





Board of Directors
Lamar Capital Corporation
401 Shelby Speights Drive
Purvis, MS 39475

Gentlemen:

          With reference to the registration statement which Lamar Capital Corporation (the "Company") proposes to file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), registering 200,000 common shares (par value $.50 per share) of the Company (the "Shares") which may be issued and sold under the Company's Dividend Reinvestment Plan (the "Plan"), we are of the opinion that:

          (1) The Company is a corporation duly organized and validly existing under the laws of the State of Mississippi.

          (2) All proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance, in the case of authorized and unissued shares, and payment therefor in accordance with the Plan and the resolutions of the Board of Directors of the Company relating to the adoption of the Plan and the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinion" in the Proxy Statement comprising Part I of the Registration Statement.

                                      Sincerely,

                                      WATKINS LUDLAM WINTER & STENNIS, P.A.